Research Econometrics

                               SUBLEASE AGREEMENT

                                Fifty Orange Road
                               Pinehurst, NC 28374

                                 March 31, 2000

     WHEREAS Cyberlux Corporation, a corporation in formation, has expressed its intention to use certain equipment that are the holdings or property of Research Econometrics, LLP, this document sets forth the understandings between Research Econometrics, LLP, the lessee of spaces, owner of all articles of furniture, and equipment, and Cyberlux, a business in formation, relative to use and enjoyment of such properties by Cyberlux on a month to month basis, commencing April 1, 2000 and continuing until such use and enjoyment is terminated by either party on thirty days notice in writing.

      The spaces are defined as that particular 12' by 14' office located in the Northeast corner of the property situated at 50 Orange Road in the Village of Pinehurst, North Carolina and adjacent common spaces consisting of restroom facilities, storage closets and conference room access. Equipment consists of two telephone units; two calculators; one HP printer, copier, fax; one IBM typewriter; one IBM computer with CTX color monitor and Logitech keyboards. Furniture and fixtures consist of two leather executive swivel chairs; two executive desks; two 2 drawer cabinets; one lateral file cabinet; one cherry wood storage cabinet ; one steel typewriter table; two brass banker's lamps, two extended halogen task lamps and various desktop appurtenances.

      FOR VALUE RECEIVED, Research Econometrics, LLP hereby sublets the spaces heretofore described with the furniture , fixtures and equipment contained therein as detailed above for a monthly fee of Six Hundred Fifty Dollars ($650), such fee to be part of a management support fee billed monthly until June 30, 2000, thereafter as rental only monthly.


Research Econometrics, LLP            Cyberlux Organization



By:  /s/  C. H. Evans              By:  /s/  Donald F. Evans
   --------------------              -------------------------

Research Econometrics

                                 March 29, 2000

Donald F. Evans
Cyberlux Corporation
Post Office Box 2010
Pinehurst, NC 28370-2010

     Re: Time sheet records, Patent Application

Dear Mr. Evans:

Our billing records reflect time charges for the Provisional Patent entitled "Electrochemical Portable Power- Plant and Lighting System" of 187.5 hours.

The ledger is annotated for entries which allocate 179 hours to research and 8.5 hours to document preparation. The project, Wilderness Power & Light, was to be billed at your rate of $175 per hour or $32,812.50 plus expenses.

Your travel expanse charged to the project was $3,410.12, the filing fee was $75 and communications expense to PU AN in Taipei was $287.34. Time and expense charges total $36,584.96. Should you require further information, please call me or ism at your convenience.

Personal regards.

Research Econometrics


                                 March 24, 2000
Donald F. Evans
Post Office Box 2010
Pinehurst NC 28370-2010

          Re: Charges for services and equipment

Dear Mr. Evens:

Our records indicate that your draw from April, 1999 through February, 2000 that was charged to "light research and development" including auto expense, equipment renal, space and utilities was $63,022.94.

The plan to move forward with the incorporation of Cyberlux will the record of R&D expenses on behalf of the Partnership effective March 31, 2000. Your allocation through the end of March is $5,730.00 which reflects a total charge to the Partnership of $68,752.94. I have been advised by Dr. Zapalac that you will arrange issuance of 750,000 shares of the new corporation's common stock valued at approximately $.10 per share to reflect investment of funds expended on behalf of the Partnership

Effective April 1, 2000, the Partnership will bill Cyberlux Corporation a flat fee of $3,850 per month through June 30, 2000. The fee structure accounts for $2,600 allowance to Donald F. Evans, $600 auto allowance and $650 in rentals. Subsequent to June 30, 2000, the Partnership will bill Cyberlux Corporation $650 in rentals only.

The foregoing is my understanding of the accounting as dictated in the Partners' Memorandum of March 22, 2000. Your question relative to the Provisional Patent charges can be documented from time applications in our projects files. I will advise you of those notations next week.

Personal regards

Research Econometrics, LLP

/s/

Beverly Cordray,
Business Manager




    Post Office Box 1381, 148 Azulea Point Dr. South, Ponte Vedra, FL. 32682